Exhibit 10.2
RETENTION NONQUALIFIEDSTOCK OPTION AGREEMENT FOR
CHESAPEAKE ENERGY CORPORATION
LONG TERM INCENTIVE PLAN

THIS RETENTION NONQUALIFIED STOCK OPTION AGREEMENT (the "Option Agreement"), made as of the grant date set forth on the Notice of Grant of Stock Options and Option Agreement attached to this Option Agreement (the "Notice") at Oklahoma City, Oklahoma by and between the participant named on the Notice (the "Participant") and Chesapeake Energy Corporation (the "Company"):

W I T N E S S E T H:

WHEREAS, the Participant is an Employee, and it is important to the Company that the Participant be encouraged to remain an Employee; and

WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to purchase shares of the common stock of the Company, as hereinafter provided, pursuant to the Chesapeake Energy Corporation Amended and Restated Long Term Incentive Plan effective as of October 1, 2004, as amended from time to time (the "Plan").

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Participant and the Company hereby agree as follows:

1. Grant of Stock Option. The Company hereby grants to the Participant a nonqualified stock option (the "Stock Option") to purchase all or any part of the number of shares of its common stock, par value $.01 (the "Stock"), as set forth on the Notice, under and subject to the terms and conditions of this Option Agreement and the Plan, which is incorporated herein by reference and made a part hereof for all purposes and a copy of which has been made available to the Participant. The purchase price for each share to be purchased hereunder shall be the option price set forth on the Notice (the "Option Price"). Any capitalized terms used but not defined in this Option Agreement have the same meanings given to them in the Plan.

2. Times of Exercise of Stock Option. After, and only after, the conditions of Section 11 hereof have been satisfied, the Participant shall be eligible to exercise the Stock Option pursuant to the vesting schedule set forth on the Notice (the "Vesting Schedule"). If the Participant is employed continuously as an Employee at all times prior to any of the exercisable dates specified on the Notice (the "Exercisable Dates"), then the Participant shall be entitled, subject to the applicable provisions of the Plan and this Option Agreement having been satisfied, to exercise the Stock Option and purchase on or after the applicable Exercisable Date, on a cumulative basis, the number of shares of Stock as set forth on the Notice.

3. Term of Stock Option. Subject to earlier termination as hereafter provided, the Stock Option shall expire at the close of business on the expiration date set forth on the Notice and may not be exercised after such expiration date; provided, however, in no event shall the term of the Stock Option be longer than ten years from the Date of Grant.

4. Nontransferability of Stock Option. The Stock Option is not transferable otherwise than by will or the laws of descent and distribution, and the Stock Option may be exercised, during the lifetime of the Participant, only by the Participant. More particularly (but without limiting the generality of the foregoing), the Stock Option may not be transferred (except as provided above), assigned, pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, the Stock Option contrary to the provisions hereof shall be null and void and without effect, shall give no right to any purported transferee and may, in the Committee's sole discretion, result in the forfeiture of the Stock Option.

5. Employment. So long as the Participant shall be employed continuously as an Employee, the Stock Option shall not be affected in any manner that is adverse to the Participant by any change of duties or position. Nothing in the Plan or in this Option Agreement shall confer upon the Participant any right to continue in such employment, or interfere in any way with the right of the Company to terminate Participant’s employment at any time.  Unless vesting is accelerated pursuant to the terms of Section 6, unvested Stock Options will be cancelled upon the Participant’s termination of employment.

6. Acceleration of Otherwise Unexercisable Stock Option on Death, Disability or Involuntary Termination; Cancellation on Retirement. Stock Options for which the applicable Exercisable Date(s) have not yet occurred upon Participant’s termination of employment shall automatically vest if such termination occurs by reason of (i) Disability, (ii) death, (iii) termination by the Company other than for Cause, as that term is defined under the then existing employment agreement between the Participant and the Company, or (iv) termination by the Participant for Good Reason, as that term is defined under the then existing employment agreement between the Participant and the Company. Notwithstanding any provision to the contrary in any agreement between the Participant and the Company, unvested Stock Options will be cancelled upon the Participant’s voluntary termination of employment, other than for Good Reason, including by means of retirement or resignation.
7. Period for Exercise Upon Termination of Employment.  With respect to shares subject to the Stock Option for which the applicable Exercisable Date(s) has occurred or for which the Committee has accelerated vesting in accordance with Section 6, the Participant, or the representative of a deceased Participant, shall have the right to purchase such shares within twelve months of such date of termination of employment.

8. Method of Exercising Stock Option.

(a)  Procedures for Exercise. The manner of exercising the Stock Option shall be by written or electronic notice to the Secretary of the Company at the time the Stock Option, or part thereof, is to be exercised, and in any event prior to the expiration of the Stock Option. Such notice shall state the election to exercise the Stock Option, the number of shares of Stock to be purchased upon exercise, the form of payment to be used, and if submitted in written form shall be signed by the person so exercising the Stock Option.

(b)  Form of Payment of Option Price. Payment of the Option Price for shares of Stock purchased under this Option Agreement shall accompany the Participant's notice of exercise, together with payment for any applicable withholding taxes. Payment of the Option Price shall be made (i) in cash or by check, bank draft or money order payable to the Company; (ii) by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee having a Fair Market Value as of the day of exercise equal to the amount of the Option Price; (iii) by instructing the Company to withhold a number of shares from such exercise having a Fair Market Value as of the day of exercise equal to the amount of the Option Price; (iv) a combination of the approaches contained in clauses (i), (ii) and (iii); or (v) by irrevocably authorizing a broker-dealer to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Price and any tax withholding resulting from such exercise.

(c) Further Information. In the event the Stock Option is exercised, pursuant to the foregoing provisions of this Section 8, by any person other than the Participant due to the death of the Participant, such notice shall also be accompanied by appropriate proof of the right of such person to exercise the Stock Option. The notice so required shall be given by personal delivery to the Secretary of the Company or by registered or certified mail, addressed to the Company, Attn: Secretary, at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and it shall be deemed to have been given when it is so personally delivered or when it is deposited in the United States mail in an envelope addressed to the Company, as aforesaid, properly stamped for delivery as a registered or certified letter.

9. Acceleration of Stock Option Upon Fundamental Transaction or Change of Control. In accordance with the terms of the Plan, any unvested Stock Options subject to this Agreement shall become fully exercisable upon the closing of a Fundamental Transaction or Change of Control.

10. Participant Misconduct; Compensation Recovery.

(a)           Notwithstanding anything in the Plan or this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, the Stock Options may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in serious misconduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This Section 10 shall have no effect and be deleted from this Agreement following a Change of Control.

(b)           The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover shares of the Company’s common stock received by the Participant pursuant to the exercise of a Stock Option granted under this Award.

11. Securities Law Restrictions. The Stock Option shall be exercised and Stock issued only upon compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Participant, at the time of exercise and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Stock subject to the Stock Option are being purchased for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such effect. The Participant acknowledges that any stock certificate representing Stock purchased under such circumstances will be issued with a restricted securities legend.

12. Payment of Withholding Taxes. A Participant must pay the amount of taxes required to be withheld by law upon the exercise of the Stock Option in cash or by instructing the Company to withhold a number of shares from such exercise having a Fair Market Value as of the day of exercise equal to the amount of the withholding taxes due to the Company.

13. Notices. All notices or other communications relating to the Plan and this Option Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the payroll records of the Company, or (c) if provided electronically, provided to Participant at his e-mail address specified in the Company’s or its Affiliated Entity’s records or as otherwise specified pursuant to and in accordance with the Committee’s applicable administrative procedures.

14. Amendments. This Option Agreement may be amended by a written agreement signed by the Company and the Participant; provided, that the Committee may modify the terms of this Option Agreement without the consent of the Participant in any manner that is not adverse to the Participant.

15. Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, subject to the limitations on transferability of Section 4 and except as may be limited by the Plan and (ii) governed and construed under the laws of the State of Oklahoma.

16. Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

17. Counterparts; Entire Agreement. This Option Agreement may be accepted by the required form of acceptance established by the Committee pursuant to the Notice, which may include deemed acceptance. If execution of the Notice is the required form of acceptance established by the Committee, then such execution may be in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement. This Option Agreement, together with the Notice, shall constitute the entire agreement between the parties.

Chesapeake Energy Corporation
Notice of Grant of Stock	ID: 73-1395733
Options and Option Agreement	6100 N. Western Avenue
Oklahoma City, OK 73118

<NAME>	Option Number:
<ADDRESS>	Plan:	LTIP
<ADDRESS>	ID:

Effective January 29, 2013, you have been granted a Nonqualified Stock Option to buy <•> shares of Chesapeake Energy Corporation (the Company) stock at $18.97 per share (the “Option Price”). The expiration date of the Stock Option granted pursuant to this Notice shall be January 29, 2023.

Shares will become fully vested as provided below (the “Vesting Schedule”):

Shares	Exercisable Date
<•>	January 29, 2016
<•>	January 29, 2017
<•>	January 29, 2018

Deemed Acceptance. You are required to accept the terms and conditions set forth in this Notice, the Option Agreement and the Plan, all of which are made a part of this document, within 90 days following the Grant Date (the “Acceptance Period”) in order for you to receive the Options granted to you hereunder. If you wish to decline this grant, you must expressly reject this Notice and the Option Agreement prior to the end of the Acceptance Period. For your benefit, if you have not rejected this Notice and the Option Agreement prior to the end of the Acceptance Period, you will be deemed to have automatically accepted this grant and all the terms and conditions set forth in this Notice, the Option Agreement and the Plan. Any capitalized terms used but not defined in this Notice have the same meanings given to them in the Option Agreement or the Plan.